                              DECORATOR INDUSTRIES, INC.

            COMPUTATION OF FULLY DILUTED INCOME PER SHARE OF COMMON STOCK

                  FOR THE FIVE FISCAL YEARS ENDED DECEMBER 28, 1996






                      1996           1995           1994           1993           1992
                      ----           ----           ----           ----           ----
Net income         $3,605,220     $2,414,678     $2,823,770     $2,370,232     $1,528,787
                   ----------     ----------     ----------     ----------     ----------
                   ----------     ----------     ----------     ----------     ----------
Average number of
 common shares
 outstanding        2,333,972      2,585,568      2,629,295      2,530,471      2,419,783

Dilutive effect of
  stock options on
  net income          177,638        204,609        264,974        361,791        301,415
                      -------        -------        -------        -------        -------
                    2,511,610      2,790,177      2,894,269      2,892,262      2,721,198
                    ---------      ---------      ---------      ---------      ---------
                    ---------      ---------      ---------      ---------      ---------

Fully diluted
earnings per
share:

Net income              $1.22           $.87           $.98           $.82           $.56
                        -----           ----           ----           ----           ----
                        -----           ----           ----           ----           ----


NOTE: Per share amounts and shares outstanding have been adjusted for a four-for-three stock split effective June 17, 1996 and a two-for-one stock split in April 1993.


                                     EXHIBIT 11-L